EXHIBIT B

     The name and principal occupation or employment, which in each instance is with Paramount Capital Asset Management, Inc. ("Paramount Capital") located at 787 Seventh Avenue, 44th Floor, New York, New York, 10019, of each executive officer and director of Paramount Capital is as follows:

                                             PRINCIPAL OCCUPATION
     NAME                                       OR EMPLOYMENT

Lindsay A. Rosenwald, M.D.                   Chairman of the Board, President
                                             of Paramount Capital Asset
                                             Management, Inc., Paramount
                                             Capital Investments, LLC and
                                             Paramount Capital, Inc.

Peter Morgan Kash                            Director of Paramount Capital
                                             Asset Management, Inc., Senior
                                             Managing Director, Paramount
                                             Capital, Inc.

Dr. Yuichi Iwaki                             Director of Paramount Capital
                                             Asset Management, Inc.,
                                             Professor, University of
                                             Southern California School of
                                             Medicine

Item 2.

     During the five years prior to the date hereof, none of the above persons (to the best of Paramount Capital s knowledge) was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

     Please refer to Items 3-6 herein reporting the beneficial ownership.